EXHIBIT 99.1

Liberty Tax Names Former SpartanNash Executive as Chief Operating Officer

Edward L. Brunot will oversee day-to-day operations at leading tax preparation franchise

VIRGINIA BEACH, Va., May 25, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX)

Liberty Tax, Inc., a leader in the tax preparation industry, has named Edward L. Brunot as Chief Operating Officer (COO), effective June 1. Mr. Brunot will oversee all aspects of the Company’s daily operations, including developing and implementing strategies that will directly contribute to maintaining the Company’s competitive edge.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/4bf290c1-0ae6-415b-9e67-0c54b0095d54

Mr. Brunot comes to Liberty Tax with a wealth of experience in management and leadership and a distinguished career in the military, where he served as a Captain in the U.S. Army and was awarded the Bronze Star.

Most recently, Mr. Brunot served as President of MDV and Executive Vice President of SpartanNash, a Fortune 500 Company. SpartanNash is a wholesale distributor and grocery retailer. MDV is a division of SpartanNash and is the leading distributor of grocery products to military commissaries in the United States and Europe. Previously, Mr. Brunot was Senior Vice President, Operations of AmeriCold Logistics, LLC, where he was responsible for 29 distribution facilities. He also served as Vice President of Operations for CS Integrated and held a variety of management positions, including General Manager and Director of Operations, for three General Mills facilities.

“Ed is a great addition to the Liberty Tax team,” said CEO John T. Hewitt. “He is an exceptional leader who has built his career by developing and driving company-wide efficiencies and effectively responding to change. We look forward to the role he will play in working with our leadership team and our franchisees to drive long-term sustainable growth in an attractive market.”

Mr. Brunot is President of the Board of Vetshouse Inc., a 12-month program that provides housing, job assistance, personal skill development and more to homeless veterans. He is a board member for USO Hampton Roads/Central Virginia and Honor and Remember.

Mr. Brunot holds a Bachelor of Science degree from the United States Military Academy, West Point, and a Master of Science degree from the University of Scranton. He lives in Chesapeake, Va., with his wife, Patty, and their son Luke.

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. Last year Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 22,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

MEDIA CONTACT:
Martha O’Gorman
Chief Marketing Officer
Liberty Tax Service
(888) 848-5344
martha@libtax.com